Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors
of American Home Food Products, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of American Home Food Products, Inc. on Form S-1 and related prospectuses of our audit report dated August 28, 2007, with respect to the consolidated financial statements of American Home Food Products, Inc. for the years ended May 31, 2007 and 2006. We also consent to the reference of our name as it appears under the caption “Experts” in the Registration statement and related prospectuses.

/s/ Sherb & Co., LLP

Certified Public Accountants

New York, New York

May 16, 2008